Exhibit 99.1
NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES THIRD QUARTER
RESULTS OF $0.39 PER DILUTED SHARE

HORSHAM, PA, November 1, 2004 – NCO Group, Inc. (“NCO” or the “Company”) (Nasdaq: NCOG), a leading provider of business process outsourcing services, announced today that during the third quarter of 2004 it reported net income of $13.3 million, or $0.39 per diluted share, as compared to net income of $10.7 million, or $0.39 per diluted share, in the third quarter of 2003. These earnings were in line with NCO’s previously announced guidance of $0.38 to $0.42 per diluted share.

Revenue in the third quarter of 2004 was $246.0 million, an increase of 30.4%, or $57.4 million, from revenue of $188.6 million in the third quarter of the previous year.

NCO’s operations are organized into four market specific divisions that include: Accounts Receivable Management North America (“ARM North America”), Customer Relationship Management (“CRM”), Portfolio Management, and Accounts Receivable Management International (“ARM International”). For the third quarter of 2004, these divisions accounted for $179.8 million, $52.8 million, $26.3 million, and $3.3 million of the revenue, respectively. Included in ARM North America’s revenue was $16.1 million of intercompany revenue from Portfolio Management and included in ARM International’s revenue was $99,000 of intercompany revenue from Portfolio Management.

For the third quarter of 2003, the ARM North America, Portfolio Management and ARM International divisions accounted for $178.8 million, $18.8 million and $3.4 million of the revenue, respectively. Included in ARM North America’s revenue was $12.3 million of intercompany revenue from Portfolio Management and included in ARM International’s revenue was $104,000 of intercompany revenue from Portfolio Management. The CRM division was created in the second quarter of 2004 in connection with the acquisition of RMH Teleservices, Inc. (“RMH”) on April 2, 2004 and, accordingly, is not included in the results for 2003.

NCO’s payroll and related expenses as a percentage of revenue increased to 50.9% for the third quarter of 2004 as compared to 46.6% for the same period in the prior year. The increase in payroll and related expenses as a percentage of revenue was primarily attributable to the CRM division, which was created with the acquisition of RMH. The CRM division has a more significant amount of payroll and related expenses as compared to the ARM business. Excluding the CRM division, payroll and related expenses as a percentage of revenue decreased for the third quarter of 2004. This decrease was primarily attributable to the continuing increase in the use of near shore and offshore staffing solutions, and the continuing rationalization of staff.

NCO’s selling, general and administrative expenses as a percentage of revenue decreased to 34.4% for the third quarter of 2004 as compared to 37.4% for the same period in the prior year. The decrease was primarily attributable to the CRM division’s expense structure. Excluding the CRM division, the selling, general and administrative expenses as a percentage of revenue increased due to the increased usage of outside attorneys and other third party service providers.

NCO also announced that it expects earnings per share to be approximately $0.38 to $0.42 per diluted share for the fourth quarter of 2004 and $1.62 to $1.67 for 2004.

Commenting on the quarter, Michael J. Barrist, Chairman and Chief Executive Officer, stated, “I am pleased that despite a turbulent consumer spending environment and the continued weakness of the U.S. dollar, NCO met its overall operating objectives for the quarter. During the quarter, strong results from our Portfolio Management segment were able to counteract the more challenging environment that we encountered within our ARM North America segment while our CRM and ARM International segments operated as expected. This demonstrates the benefit of operating multiple business units in multiple geographies.

“As we move into the final quarter of 2004, we are anticipating continued pressure on our ARM North America segment, which we expect to be offset by better than expected results from our Portfolio Management segment. Additionally, we believe that our ARM International and CRM segments will perform as previously expected. If the U.S. dollar continues to weaken, we will most likely be at the lower end of the range.”

NCO will host an investor conference call on Tuesday, November 2, 2004, at 10:00 a.m., ET, to address the items discussed in the press release in more detail and to allow the investment community an opportunity to ask questions. Interested parties can access the conference call by dialing (888) 209-7450 (domestic callers) or (706) 643-7734 (international callers) and providing the pass code 1822710. A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing (800) 642-1687 (domestic callers) or (706) 645-9291 (international callers) and providing the pass code 1822710. A transcript of the conference call will also be available on NCO’s website (www.ncogroup.com) and will be furnished to the SEC in a Form 8-K report.

NCO Group, Inc. is a leading provider of business process outsourcing services including accounts receivable management, customer relationship management and other services. NCO provides services through over 90 offices in the United States, Canada, the United Kingdom, India, Barbados and the Philippines.

For further information:

At NCO Group, Inc.
Michael J. Barrist,
Chairman and CEO
Steven L. Winokur,
EVP, Finance and CFO
(215) 441-3000
www.ncogroup.com

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Certain statements in this press release, including, without limitation, statements as to fluctuations in quarterly operating results, statements concerning projections, statements concerning strategic initiatives, statements as to the economy and its effects on NCO’s business, statements as to the integration of the acquisitions of RMH Teleservices, Inc., statements as to trends, statements as to NCO’s or management’s beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that NCO will not be able to implement its business strategy as and when planned, risks related to the ERP implementation, risks related to the final outcome of the environmental liability, risks related to past and possible future terrorists attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and future acquisitions, risks related to the integration of the acquisitions of RMH Teleservices, Inc. and the minority interest of NCO Portfolio Management, Inc., risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations, risks relating to any adverse impact of restating the Company’s historical financial statements and other risks detailed from time to time in NCO’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2003, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

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NCO GROUP, INC.
Unaudited Selected Financial Data
(in thousands, except for per share amounts)

Statements of Income:
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2004	2003	2004	2003

Revenue	$246,046	$188,619	$702,532	$566,210

Operating costs and expenses:
Payroll and related expenses	125,287	87,878	349,149	264,506
Selling, general and admin. expenses	84,688	70,623	245,085	210,299
Depreciation and amortization expense	10,480	7,851	29,405	23,746

	220,455	166,352	623,639	498,551

Income from operations	25,591	22,267	78,893	67,659

Other income (expense):
Interest and investment income	767	1,327	2,362	2,952
Interest expense	(5,339)	(5,586)	(15,883)	(17,267)
Other (expense) income	(174)	402	447	1,128

	(4,746)	(3,857)	(13,074)	(13,187)

Income before income taxes	20,845	18,410	65,819	54,472

Income tax expense	7,592	6,978	25,558	20,661

Income before minority interest	13,253	11,432	40,261	33,811

Minority interest	—	(709)	(606)	(1,619)

Net income	$13,253	$10,723	$39,655	$32,192

Net income per share:
Basic	$0.42	$0.41	$1.33	$1.24

Diluted	$0.39	$0.39	$1.24	$1.17

Weighted average shares outstanding:
Basic	31,919	25,941	29,849	25,919
Diluted	36,257	29,947	34,071	29,811

Selected Balance Sheet Information:
	As of Sept. 30, 2004	As of Dec. 31, 2003

Cash and cash equivalents	$35,381	$45,644
Current assets	242,421	229,452
Total assets	1,099,266	946,111

Current liabilities	179,297	123,043
Long-term debt, net of current portion	193,496	248,964
Shareholders' equity	677,167	490,417

NCO GROUP, INC.
Unaudited Selected Segment Financial Data
(in thousands)

	For the Three Months Ended September 30, 2004

	ARM North America	CRM	Portfolio Management	ARM International	Intercompany Eliminations (1)	Consolidated

Revenue	$179,809	$52,794	$26,334	$3,287	$(16,178)	$246,046

Operating costs and expenses:
Payroll and related expenses	85,239	37,634	482	1,932	—	125,287
Selling, general and admin. expenses	74,073	9,093	16,708	992	(16,178)	84,688
Depreciation and amortization expense	7,443	2,831	78	128	—	10,480

	166,755	49,558	17,268	3,052	(16,178)	220,455

Income from operations	$13,054	$3,236	$9,066	$235	$—	$25,591

	For the Three Months Ended September 30, 2003

	ARM North America	Portfolio Management	ARM International	Intercompany Eliminations (1)	Consolidated

Revenue	$178,778	$18,849	$3,420	$(12,428)	$188,619

Operating costs and expenses:
Payroll and related expenses	85,685	243	1,950	—	87,878
Selling, general and admin. expenses	68,730	13,404	917	(12,428)	70,623
Depreciation and amortization expense	7,655	85	111	—	7,851

	162,070	13,732	2,978	(12,428)	166,352

Income from operations	$16,708	$5,117	$442	$—	$22,267

(1)				Represents the elimination of intercompany revenue for accounts receivable management services provided by ARM North America and ARM International to Portfolio Management.